Exhibit 99.02

                                                             Company's Form 10-Q
                                                             September 30, 1994

                                                             Page 16

Item 1. Legal Proceedings.

     Two purported class actions were filed in October 1994 against Greyhound Bus Lines, Inc. ("Greyhound"), various of its officers and directors and SBI and one of its managing directors, in the United States District Court for the Northern District of Texas. The plaintiffs purport to represent purchasers of senior notes, subordinated covertible debentures and common stock of Greyhound. SBI was lead manager or co-lead manager on the underwritng of certain of these securities. The actions allege, among other things, that the prospectuses and other public statements contained inaccurate statements relating to Greyhound's financial prospects. The plaintiffs are seeking money damages in an unspecified amount. The Company is reviewing the allegations, believes that it has meritorious defenses and intends to vigorously defend against these actions.

                                                             Company's Form 10-K
                                                             December 31, 1995

                                                             Page 10

     For information concerning two purported class actions filed in October 1994 in connection with certain public offering documents of Greyhound Bus Lines, Inc., see the description that appears in the second paragraph of page 16 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, which description is incorporated by reference herein. A copy of the pertinent paragraph is included as an exhibit to this Form 10-K. An amended complaint was filed in July 1995, and the defendants filed a motion to dismiss in September 1995. A motion to certify this matter as a class action was filed in January 1996.